Exhibit 10.12

COMMERCIAL LEASE

LEASE made this 20th day of May, 2019, by and between Lexvest Parker LLC, a Massachusetts limited liability company with a principal place of business at Two Shaker Road Street, Shirley, Massachusetts 01464 (hereinafter referred to as the “LESSOR”) and Mynd Analytics, Inc., a California corporation with a principal place of business at 26522 La Alameda Suite 290 Mission Viejo, CA 92691(hereinafter referred to as the “LESSEE”).

1. Leased Premises - The LESSOR hereby leases to the LESSEE and the LESSEE hereby leases from the LESSOR approximately 5,133 rentable square known as Suite 306 and as defined in the Lease Schedule listed below in section 2 of this agreement and identified on Exhibit A, located at 141 Parker Street, Maynard, MA (hereinafter referred to as 141 Parker).

The LESSEE shall have as appurtenant to (and to the extent necessary for the uses permitted hereunder) the right to use 24 hours per day, 7 days per week, for their intended purposes, in common with the LESSOR and all others, including other tenants of 141 Parker and their guests and invitees, and subject to such rules and regulations as LESSOR may adopt from time to time, i) walkways, and ii) other common areas of 141 Parker (collectively hereinafter referred to as the Common Areas or the Facilities). In addition to the rights reserved to the LESSOR in this Lease, LESSOR also reserves the right from time to time, to: construct additions to the Building(s); make alterations to the Building(s); adjust the Total Rentable Area of the Building(s) and 141 Parker and LESSEE’S Proportionate Share thereof (as hereinafter defined); change the size, location or arrangement of Common Areas, install, use, maintain, relocate, repair and replace pipes, ducts, conduits, wires, fixtures, facilities, meters and equipment for service to or in the Leased Premises or to 141 Parker; also to relocate any other Facility, and grant easements or other rights in the Common Areas, if necessary. All changes shall be reasonable, to require that the changes can not unreasonably infringe upon LESSEE’S business operation or use of the leased premises and shall require advance notice. The LESSEE shall not be entitled to any compensation or abatement of Base Rent (as hereinafter defined) or Additional Rent (as herein after defined) as a result of the granting of such easements so long as LESSOR does not diminish the LESSEE’S right to quiet enjoyment of the Leased Premises and its contemplated operation as an office suite, and for general office use incident thereto and for no other purposes.

2. Term - The term of this Lease shall be three (3) years (hereinafter referred to as the Term) commencing and ending on the following dates unless sooner terminated, as provided herein. Lease Schedule

Floor	Rentable Square Feet	Commencement Date	End Date
3rd floor	+/- 5,133	June 1, 2019	September 30, 2022

3. Base Rent – Base Rent shall be paid in accordance with the following schedule:

From	To	Monthly Rent
6/1/2019	3/31/2020	$2,100.00
4/1/2020	9/30/2020	$4,025.00
10/1/2020	9/30/2022	$5,988.50

Base Rent shall be paid on or before the first (1st) day of each month which shall include LESSEE’s electric, heat and cooling. Upon execution of this Lease the LESSEE shall pay first month’s rent and Security Deposit.

4. Intentionally Omitted

5. Security Deposit/Security Interest – $2,100. The Lessor shall return the Security Deposit or any portion thereof due back to Lessee within 30 days after the termination of the lease and provide Lessee with written explanation for any portion withheld.

6. Utilities - Lessor shall not be required to furnish or arrange for the furnishing of utilities or services of any kind to the Leased Premises, or to provide utilities or equipment other than the utilities and equipment within the Leased Premises as of the Commencement Date of this Lease. In the event LESSEE requires additional utilities or equipment, the installation and maintenance thereof shall be the LESSEE’S sole obligation, provided that such installation shall be subject to the written consent of the LESSOR, which consent shall not be unreasonably withheld or delayed. In no event shall LESSOR be liable to LESSEE in damages or otherwise for any interruption, curtailment or suspension of any of the foregoing utility services in the event of a default by the LESSEE under this Lease, or due to repairs, action of public authority, strikes, acts of God or public enemy, or any other cause, whether similar or dissimilar to the aforesaid. Lessee shall not be not responsible for the cost of electric and gas usage.

7. Use - The LESSEE shall use the Leased Premises only for office uses relating thereto and for no other purposes. The LESSEE shall only use the Premises for the purpose set forth in this Lease.

The LESSEE, at its own expense, shall:

a)	Comply with all federal, state, county, and municipal laws, ordinances, rules, and regulations related to the LESSEE’s specific business and the LESSEE’s specific use of the Premises;

b)	Obtain Certificate of Occupancy from the local municipality;

c)	Use the Premises in a safe manner;

d)	Keep nothing which is hazardous, dangerous or explosive or which might unreasonably increase the risk of fire or other casualty at the Premises.

e)	Comply with all reasonable requirements of the Landlord’s property casualty insurance carrier; provided same does not require any structural or exterior repairs to the Premises and/or the Building;

f)	Allow landlord to provide fire extinguishers and “No Smoking” signs in accordance with reasonable instructions from the Landlord’s property casualty insurance earner;

g)	Use the Premises without causing an increase of the Landlord’s property casualty insurance rates or pay the amount of any increase caused by the LESSEE’s use of the Premises as Additional Rent; (unless such increase is based on LESSEE’s use of the Premises pursuant to the terms of this Lease);

h)	Use the Premises without causing a termination of the Landlord’s property casualty insurance policy;

i)	Use the Premises without causing any liens to affect the Premises;

j)	Maintain the Premises in a neat, clean, habitable condition, free of trash, vermin, and insects;

k)	Keep the walkways, driving aisles, parking areas, and landscaped areas, which surround and serve the Premises, free of trash and free of goods;

I)	Keep all trash within tied bags within a covered dumpster or container;

m)	Keep no animals at the Premises;

n)	Use only equipment which does not damage the subfloors;

o)	Use the Premises without unreasonably disturbing the possession or quiet enjoyment of any other tenant;

p)	Keep all vehicles related to its business from parking on the street; and/or

q)	Use the Premises in accordance with reasonable, nondiscriminatory regulations established from time to time by the Landlord, which will not interfere with LESSEE’s use of the Premises for the use provided in this lease.

8. Compliance with Laws - The LESSEE shall conduct no trade or business in or on the Leased Premises or make any use thereof which will constitute a legal nuisance, be unlawful, or be contrary to any law or municipal by-law. LESSEE agrees that if it or anyone claiming under it generates upon, stores upon, disposes of or transfers to and from the Leased Premises any hazardous materials as defined in any Federal or State law or regulation, LESSEE shall forthwith remove the same from the Leased Premises in the manner provided by applicable law, regardless of when such hazardous materials shall be discovered. Furthermore, LESSEE shall forthwith repair and restore any portion of the Leased Premises, which LESSEE shall disturb in so removing any hazardous materials to the condition, which existed prior to the disturbance thereof. This section shall survive the expiration or other termination of this Lease, and LESSEE agrees that, in addition to any other remedies which LESSOR may have at law, or in equity to enforce this section after the termination of this Lease, the LESSOR shall have the remedy hereinafter set forth. For the purpose of this section, “hazardous materials” shall be deemed to be any materials (including oil) defined as such in any law (Federal, State and/or Local) applicable to the Leased Premises. If LESSEE shall at anytime breach or default in the performance of any of the obligations, covenants or agreements of LESSEE under this section, LESSOR shall have the right to enter upon the Leased Premises and to perform such obligations of LESSEE, including payment of money and the performance of any other act. All sums so paid by LESSOR and all necessary incidental costs and expenses in connection therewith shall be deemed to be Additional Rent under this Lease which shall be payable to LESSOR immediately upon demand. The LESSEE hereby further agrees to indemnify the LESSOR against and hold the LESSOR harmless from any and all liability, damage, cost and expense (including, without implied limitation, costs of collection and attorneys’ fees and costs) arising from any claim of liability for environmental damage attributable to the use or occupancy of the Leased Premises during the term of this Lease. As used herein, the term “environmental damage” shall mean any deleterious effect on air, water, or soil having a material adverse impact on persons or property, wherever located, arising from any use of the premises then constituting a violation of any law, rule, or regulation of any governmental authority. The agreements of LESSEE in this section shall survive the termination of this Lease, and the waiver of any such indemnification with respect to any particular instance shall not operate as a waiver with respect to any subsequent or other instance.

9. Insurance - At all times, subsequent to the Commencement Date of this Lease (and immediately, if occupancy in any form has commenced at the date of the execution of this Lease) the LESSEE shall, at its sole cost and expense, maintain with respect to the Leased Premises, the following insurance:

(a) Insurance against damage by such other hazards and in such amounts as any bank, trust company or other institutional lender holding a first mortgage on the Leased Premises may, from time to time, require; Comprehensive public liability insurance, with a combined single limit of not less than One Million ($1,000,000.00) Dollars for bodily injury and for property damage, and, at the LESSOR’S request, in such higher amounts as may be customarily carried from time to time by commercial tenants utilizing space as warehousing, distribution and Office facilities.

All policies of insurance required to be maintained by the LESSEE shall name the LESSOR and the LESSEE as the insured, as their respective interests may appear, and shall be written by responsible insurance companies qualified to do business in Massachusetts and approved by any lending institution holding a first mortgage on the Leased Premises. LESSEE agrees that all such policies shall not be materially changed, canceled or terminated without at least fifteen (15) days prior written notice to the LESSOR and any holder of a mortgage of record covering the Leased Premises. The LESSEE shall furnish to the LESSOR and any holder of a mortgage of record covering the Leased Premises, certificates for such insurance complying with this paragraph at the commencement of the Lease term, and certificates of any renewal or replacement policy not later than ten (10) days prior to the expiration date of the policy being renewed or replaced.

10. Maintenance and Repair - The LESSEE agrees to maintain the Leased Premises in good condition, reasonable wear and tear, and damage by fire or other casualty not caused by the negligence of the LESSEE only excepted, and whenever necessary, to repair damage caused by LESSEE, acknowledging that the Leased Premises are to be rented as is. The LESSEE shall not permit the Leased Premises to be overloaded, damaged, or defaced, nor suffer any waste. The LESSOR agrees to maintain the structure of the Building(s) constituting the Leased Premises in the same condition as they are at the Commencement Date or as they may be put in by LESSOR during the term of this Lease, reasonable wear and tear and damage by fire and other casualty only excepted, unless such maintenance is required because of actions of the LESSEE or those for whose conduct the LESSEE is legally responsible. The LESSEE shall be responsible for all interior maintenance of the premises, (other than structural repairs as herein noted), and LESSEE agrees to:

(a)	Maintain all equipment, fixtures, and improvements in good repair and a sanitary, neat and clean appearance, free of any infestation.

(b)	Make all necessary repairs to the Premises, and all equipment, fixtures, and improvements therein, except structural or other repairs as heretofore made the responsibility of others.

(c)	Use all plumbing, electric, and other facilities safely and in the way for which they were intended.

(d)	Use no more electricity than the wiring or feeders were designed for or can safely accommodate.

(e)	Properly dispose of its garbage, trash, debris, end product, by product or other waste, etc. in a proper manner, complying with all relevant rules and regulations.

(f)	Replace any and all broken windows in the Premises if damage is caused by Lessee.

(g)	Keep nothing dangerous, explosive, flammable, or combustible, in the Premises that will increase the risk of fire.

(h)	Promptly notify the Landlord of conditions that need repair, and promptly execute repairs that are the responsibility of the LESSEE.

(i)	Avoid littering on the building grounds, including but not limited to, the littering by the LESSEE’s employees, agents, or visitors of the LESSEE. Maintain the Demised Premises, and area around the Demised Premises in such a manner to avoid the blowing or release of litter, rubbish, packaging materials, and the like from the Demised Premises or LESSEE’s trash containers. Promptly clean up any spillage of trash from the LESSEE’s trash removal contractor(s).

(j)	Do nothing to destroy the peace and quiet of the neighborhood, Landlord, other tenants, or people in the neighboring areas.

(k)	Promptly comply with all laws, orders, rules and requirements of all governmental authorities, insurance carriers, board of fire underwriters, or similar groups.

11. Alterations and Additions –The LESSEE acknowledges that it is leasing the Leased Premises in their current condition or in the condition as agreed to by LESSOR, and that it shall be its responsibility to make any improvements to the Leased Premises necessary to make them more suitable for the LESSEE’S intended use. The LESSEE shall not, however, make any structural or non-structural alterations including but not limited to window treatments or additions to the Leased Premises except with the prior written consent of the LESSOR, which consent shall not be unreasonably withheld or delayed. All such allowed alterations and additions shall be at the LESSEE’S expense and shall be in quality equal to present construction standards and code requirements. The LESSEE shall not permit any mechanics’ liens or similar liens to remain upon the Leased Premises for labor and material furnished to the LESSEE or claimed to have been furnished to the LESSEE in connection with work of any character performed or claimed to have been performed at the direction of the LESSEE and shall cause any such lien to be released of record forthwith without cost to the LESSOR. Any alterations and additions made by the LESSEE shall become the property of the LESSOR at the time the LESSEE terminates occupancy of the Leased Premises.

12. Assignment and Subletting - The LESSEE shall not assign this Lease nor sublet the whole or any part of the Leased Premises without the LESSOR’S prior written consent which consent shall not be unreasonably withheld. Notwithstanding any such consent, the LESSEE shall remain liable to the LESSOR for the payment of all Base Rent and Additional Rent and for the full performance of the covenants and conditions of this Lease. Any surplus rent received beyond the obligation of the lease by Lessee shall be paid to the Lessor on a monthly basis. Notwithstanding the foregoing, Tenant shall have the right to assign or sublet the Premises without Landlord’s consent to any of the following (a “Permitted Transferee”): (i) any successor corporation or other entity resulting from the merger or consolidation of Tenant; (ii) any entity that which controls, is controlled by, or is under common control with Tenant; or, (iii) any purchaser of all or substantially all of Tenant’s assets.

13. LESSOR’S Access - The LESSOR or agents of the LESSOR may, with 24 hour notice except upon emergency, enter the Leased Premises to inspect the condition of the same, to make such repairs and perform such maintenance as it shall be required or elect to make or perform, and to show the same to prospective buyers, lenders, and tenants and others and, access any common building utility rooms. At any time within twelve (12) months of the expiration of the term, the LESSOR may affix to any suitable part of the Leased Premises a sign or notice for the sale or lease of the Leased Premises.

14. Non-Liability and Indemnification - Except to the extent prohibited by law, all property kept on the Leased Premises by the LESSEE or others claiming under the LESSEE, shall be so kept at the risk of the LESSEE; the LESSOR shall have no liability for damage to or destruction of such property caused by fire, the bursting or leakage of pipes, or otherwise; the LESSOR shall have no liability for any injury to the LESSEE, the employees, agents, or invitees of the LESSEE, or others claiming under the LESSEE; and the LESSEE shall indemnify the LESSOR against and hold it harmless from any and all liability, damage, cost and expense (including, without implied limitation, cost of collection and attorneys’ fees and costs) on account of any such damage or injury.

15. Waiver of Subrogation - The LESSEE and the LESSOR agree that, with respect to any insurance coverage carried by either the LESSEE or the LESSOR in connection with the Leased Premises, whether or not such insurance is required by the terms of this Lease, such insurance shall provide for the waiver by the insurance carrier of any subrogation rights against the LESSOR, its agents, servants, and employees under the LESSEE’S insurance policies or against the LESSEE, its agents, servants, and employees under the LESSOR’S insurance policies, where such waiver of subrogation rights either does not require the payment of an additional premium, or, if an additional premium is required to be paid, the party to be benefited by the waiver offers to pay such premium after being notified of such additional premium.

Notwithstanding any other provision of this Lease and without limiting the effect of any such provision, the LESSOR shall not be liable to the LESSEE, and the LESSEE hereby waives any right of recovery against the LESSOR, for any loss or damage, whether or not such loss or damage is caused by the negligence of the LESSOR, its agents, servants, or employees, but only to the extent that such loss or damage is actually recovered under insurance carried by the LESSEE. Likewise, notwithstanding any other provisions of this Lease and without limiting the effect of any such provision, the LESSEE shall not be liable to the LESSOR and the LESSOR hereby waives any right of recovery against the LESSEE for any loss or damage whether or not such loss or damage is caused by the negligence of the LESSEE or its agents, servants, or employees, but only to the extent that such loss or damage is actually recovered under insurance carried by the LESSOR.

16. Casualty and Eminent Domain - Should a substantial part of the Leased Premises be substantially damaged by fire or other casualty or should a substantial part of the Leased Premises be taken by eminent domain; the LESSOR may elect to terminate this Lease. When such fire, casualty, or taking renders the Leased Premises substantially unsuitable for this intended use, a just and proportionate abatement of rent shall be made, and the LESSEE may elect to terminate this Lease if:

(a)	the LESSOR fails to give written notice within thirty (30) days of intention to restore the Leased Premises; or

(b)	the LESSOR fails to restore the Leased Premises to a condition substantially suitable for their intended use within ninety (90) days of said fire, casualty or taking.

The LESSOR reserves, and the LESSEE grants to the LESSOR, all rights which the LESSEE may have for damages or injury to the Leased Premises for any taking by eminent domain, except for damage to the LESSEE’S fixtures, property or equipment.

17. Subordination - This Lease shall be subject and subordinate to any and all mortgages, deeds of trust and other instruments in the nature of a mortgage, now or at any time hereafter, constituting a lien or liens on the Leased Premises and the LESSEE shall, when requested, promptly execute and deliver such written instruments (commonly known as a Subordination No Disturbance and Attornment agreement) as shall be necessary to show the subordination of this Lease to said mortgages, deeds of trust, or other such instruments in the nature of a mortgage.

18. Status Certificate - The LESSEE agrees that, from time to time upon written request by the LESSOR, it shall execute and deliver to the LESSOR, a statement (commonly known as an Estoppel Certificate) in writing certifying that this Lease is unmodified and in full force and effect (or, if there have been modifications, that this Lease is in full force and effect and stating the modifications); that the LESSEE has no defenses, offsets, or counterclaims against its obligations hereunder or, if there are any defenses, offsets, or counterclaims, setting them forth in reasonable detail; and the date to which the Base Rent, Additional Rent, and other charges have been paid. Any such statement may be relied upon by any purchaser or mortgagee of the Leased Premises.

19. Default - In the event that:

(a)	the LESSEE shall default in the payment of any installment of rent or other sum payable under this Lease and such default shall continue for seven (7) business days after written notice thereof;

(b)	the LESSEE shall default in the observance or performance of any other of the LESSEE’S covenants, agreements, or obligations hereunder and such default shall not be corrected within thirty (30) days after written notice thereof;

(c)	the LESSEE shall make an assignment for the benefit of creditors; admit in writing its inability to pay its debts as they become due; file a petition in bankruptcy, be adjudicated a bankrupt or insolvent, or shall file a petition seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, or file an answer admitting or not contesting the material allegations or a petition filed against it in any such proceeding; or seek, consent to, or acquiesce in the appointment of any trustee, receiver or liquidator of any material part of its assets;

(d)	within thirty (30) days after the commencement of any proceeding against the LESSEE seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, such proceeding shall not have been dismissed, or if, within thirty (30) days after the appointment without the consent or acquiescence of the LESSEE of any trustee, receiver or liquidator of any material part of its assets, such appointment shall not have been vacated; or

(e)	the interest of LESSEE in the Leased Premises shall be sold under execution or other legal process; then the LESSOR shall have the right shall have the right thereafter to immediately and without further notice to Lessee retain all moneys held as “Security Deposit” and while such default continues, to re-enter and take complete possession of the Leased Premises, to declare the term of this Lease ended, and remove the LESSEE’S effects, after written notice, without prejudice to any remedies which might be otherwise used for arrears of rent or other default. The LESSEE shall indemnify the LESSOR against all loss of rent and other payments, which the LESSOR may incur by reason of such termination during the residue of the term. If the LESSEE shall default, after written notice thereof, in the observance or performance of any conditions or covenants on LESSEE’S part to be observed or performed under or by virtue of any of the provisions of this Lease, the LESSOR, without being under any obligation to do so and without thereby waiving such default, may remedy such default on the account and at the expense of the LESSEE. If the LESSOR makes any expenditures or incurs any obligations for the payment of money in connection therewith, including but not limited to, reasonable attorneys’ fees in instituting, prosecuting or defending any action or proceeding, such sums paid, or obligations incurred, with interest at the rate of eighteen percent (18%) per annum, shall be paid to the LESSOR by the LESSEE as additional rent. Upon the occurrence of default, LESSOR may exercise the rights and remedies accorded a secured party by the Uniform Commercial Code any other rights and remedies provided therein.

20. Reimbursement of LESSOR’S Expenses - In the case of termination of this Lease pursuant to Paragraph 19 above, LESSEE shall reimburse LESSOR for all expenses arising out of such termination, including, without limitation, all costs incurred in collecting amounts due from LESSEE under this Lease (including attorneys’ fees, costs of litigation and the like); all expenses incurred by LESSOR in attempting to re-let the Leased Premises or parts thereof (including advertisements, brokerage commissions, LESSEE’S allowances, costs of preparing space and the like); and all of LESSOR’S other reasonable expenditures necessitated by the termination. The reimbursement from the LESSEE shall be due and payable immediately from time to time, upon notice from the LESSOR that an expense has been incurred, without regard to whether the expense was incurred before or after the termination.

21. Late and Bank Charges - If any payment of Base Rent or Additional Rent or other payment due from LESSEE to LESSOR is not paid when due, then LESSOR may, at its option, with written notice and in addition to all other remedies hereunder, impose a late charge on LESSEE equal to 1.5% of the amount in question for each month and part thereof while said delinquency continues. Such late charge shall constitute Additional Rent hereunder payable upon demand. A fee of $100.00 will be charged by LESSOR and due from LESEE for each and any check returned to LESSOR for insufficient funds or canceled payment.

22. Surrender - The LESSEE shall, on the expiration of the term or earlier termination of this Lease, remove all of its personal property and effects from the Leased Premises and surrender the same, together with all additions, alterations, and improvements made by the LESSEE, to the LESSOR in good tenantable condition, ordinary wear and tear and damage by fire or other casualty not occurring as a result of the LESSEE’S negligence only excepted. If the LESSOR shall so elect, any personal property belonging to the LESSEE not removed from the Leased Premises shall be deemed abandoned and become the property of the LESSOR without the necessity of any payment to the LESSEE. If the LESSEE leaves any property at the Premises after the end of the Term or after the rightful termination of this Lease, then all such property is considered abandoned. The Landlord may store, use, sell, or dispose of the abandoned property. The LESSEE shall pay 125% of all reasonable expenses related to disposal of the abandoned property as Additional Rent. In the event the LESSEE remains in possession of the leased premises after expiration of the tenancy created hereunder, and without execution of a new lease, the LESSEE, at the option of the Lessor shall be deemed to be Holding Over, as a LESSEE from month to month, at twice the latest base Rent and Additional Rent, and subject to all other conditions, provisions and obligations of the lease insofar as the same are applicable to a month to month tenancy. Notwithstanding the foregoing, LESSEE will refrain from moving the Collateral from the Leased Premises without LESSOR’S prior written consent and will advise LESSOR as to the location of all other Collateral in its possession.

23. Notices - Any notice permitted or required to be given by the terms of this Lease shall be in writing and shall be duly given if mailed by overnight mail or certified mail, return receipt requested, addressed as follows: if intended for the LESSOR, addressed to Eric Shapiro, Manager, Lexvest Parker LLC, P. O. Box 608, Lexington, Massachusetts 02420, with a copy Attorney Phil Lombardo, 41 North Road - Suite 100A, Bedford, Massachusetts 01730, and if intended for the LESSEE, to the address shown in paragraph 1 hereof. Either party may designate a different mailing address for the receipt of notices by advance written notice to the other party, given in accordance with the provisions hereto. Notice is effective upon receipt.

24. Binding Effect - This Lease shall be binding upon and inure to the benefit of the parties hereto and their respective successors, permitted assigns, and legal representatives. In the event of a sale of Leased Premises by Lessor to a single tenant buyer/user, Lessor shall have the right to terminate Lease subject to 120 days’ Notice given to Lessee during which time Base Rent shall be waived. This Lease shall constitute a valid Security Agreement as defined under the Uniform Commercial Code Revised § 9- 102 (73) with all rights appurtenant to.

25. Relocation of Leased Premises -Lessor shall have the right with sixty (60) days written notice to Lessee to relocate Lessee and to substitute for the Leased Premises other space in 141 Parker of approximately the same size, provided that Lessor shall deliver such other space to Lessee in the same condition as the Leased Premises are then in and shall pay all reasonable moving costs.

26. Amendment and Waiver - This Lease may be modified or amended only by an instrument in writing signed by both parties. No provision of this Lease may be waived except by an instrument in writing signed by the party intended to be benefited by the provision.

27. Confidentiality- The parties to this Lease agree to strictly maintain the confidentiality of the terms of this Lease and neither of the parties, their agents, attorneys, nor any other individual or entity acting on behalf of the parties, shall disclose the terms (exactly or in substance) of this Lease to any third parties, including but not limited to, any actual or prospective tenants of the Landlord. Nothing herein, however, shall preclude the parties from disclosing the terms of the Lease to their attorneys or accountants to the extent required to comply with tax or other legal obligations.

28. Governing Law - This Lease shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts.

29. Other-

(a)	Lessor Improvements:

Lessor shall install glass panels into the conference room wall by July 31, 2019.

(b)	Lessee agrees to comply with 141 Parker Policies as updated periodically

(c)	Lessee agrees that the doors to the building may be locked 24 hours per day 7 days per week and building will only be accessible by control and key system. This policy may be changed at any time at Lessor’s absolute and sole discretion.

(d)	LESSEE is responsible to contain odors and noise within Lessees leased space at Lessees expense.

IN WITNESS WHEREOF, the parties have executed this Lease under seal on the day and year first above written.

LESSEE	LESSOR

Mynd Analytics, Inc.	Lexvest Parker LLC

By:	By:

Patrick Herguth, Chief Executive Officer	Manager:	Eric Shapiro

Exhibit A

“Premises”